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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 8-K/A
                               (AMENDMENT NO. 1)

             CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): AUGUST 25, 2000

                            ------------------------

                           SPECTRASITE HOLDINGS, INC.
             (Exact name of Registrant as specified in its charter)

         DELAWARE                  56-2027322                  0-27217
     (State or other            (I.R.S. Employer       (Commission File Number)
     jurisdiction of         Identification Number)
     incorporation or
      organization)

       100 REGENCY FOREST DRIVE                        27511
         CARY, NORTH CAROLINA                        (Zip Code)
   (Address of principal executive
               offices)

                                 (919) 468-0112
              (Registrant's telephone number, including area code)

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ITEM 5.  OTHER EVENTS.

     On August 31, 2000, SpectraSite filed a Form 8-K reporting that SpectraSite had entered into an agreement with affiliates of SBC Communications, Inc. to sublease approximately 3,900 towers and that Trimaran Fund II, L.L.C. and certain other investors participating in the Trimaran investment program, which we refer to as the Trimaran group, agreed to purchase shares of our common stock in a private placement. The following information supplements, and to the extent inconsistent with, supercedes, the information provided in the original Form 8-K.

THE SBC TOWER TRANSACTION

     On August 25, 2000, we entered into an agreement to acquire leasehold and subleasehold interests in approximately 3,900 wireless communications towers from SBC in exchange for $982.7 million in cash and approximately 14.3 million shares of our common stock, subject to adjustment, valued at $325.0 million. We will manage, maintain and lease available space on the SBC towers, and we will have the right to co-locate tenants on the towers. SBC is an anchor tenant on all of the towers and will pay us a monthly fee per tower of $1,400, subject to an annual adjustment. In addition, we have agreed to enter into a five-year exclusive build-to-suit agreement with SBC under which we will develop and construct substantially all of SBC's new towers during the term of the agreement. The SBC transaction will close in stages, with an initial closing expected in the fourth quarter of 2000 and a final closing in the first half of 2002. At each closing, we will make a pro rata payment of cash and stock to SBC for the actual towers subleased. We expect to use cash-on-hand, proceeds from the Trimaran investment and proceeds from this offering to fund the cash portion of the consideration payable to SBC and to pay fees and expenses. This offering is not conditioned upon the consummation of the SBC tower transaction, and if the SBC tower transaction is not consummated according to schedule or at all, we will use the net proceeds from this offering to fund costs related to the construction and acquisition of other towers, and for working capital and general corporate purposes.

     We expect the SBC tower transaction to close in stages. We anticipate an initial closing in the fourth quarter of 2000, and the final closing should occur in the first half of 2002.

     The consummation of the SBC tower transaction is subject to certain conditions, including:

      -- the execution of a joinder agreement to our registration rights agreement and an amendment to our stockholders' agreement, which includes SBC's right to designate one member of our board of directors;

      -- receipt by SBC of a tax opinion at the initial closing relating to the tax treatment of the transaction structure; and

      -- the receipt of certain required consents and approvals, including any required consents of the ground lessors of the towers to be subleased by us.

     We cannot assure you that the SBC tower transaction will be consummated on the terms described in this document or at all.

     On August 25, 2000, we entered into an agreement to sublease and agreed to enter into a site marketing agreement, lease and sublease agreement and a build-to-suit agreement with SBC at the initial closing of the transaction. The following are summaries of the material terms of these agreements, followed by summaries of the material terms of commitment letters regarding the amended credit facility we will enter into following the initial closing and the Trimaran investment we expect to close on or about November 20, 2000.

     AGREEMENT TO SUBLEASE

     Under the agreement to sublease between SBC, SpectraSite and Southern Towers, Inc., our subsidiary, Southern Tower, will receive the right to lease, sublease, contract, operate, market and manage 3,900 tower sites owned or leased by SBC, including the right to co-locate tenants on the towers, in exchange for an aggregate consideration of approximately $1.3 billion.

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     We will pay to SBC at the inception of each lease all applicable lease payments for the site leased or subleased by us under the sublease. In the event that leases or subleases covering the full 3,900 towers are transferred to us, the aggregate consideration payable to SBC will consist of approximately $982.7 million in cash and $325.0 million in our common stock. Under the agreement, the stock portion of the consideration initially is 14,291,997 shares valued at $22.74 per share. The stock consideration is subject to an adjustment payment if the average closing price of our stock during the 60-day period immediately preceding the third anniversary of the initial closing is less than $22.74. The adjustment payment may be accelerated if a change of control or certain specified liquidity events occur prior to the third anniversary date. In any case, the adjustment payment is always payable by us, at our option, in the form of cash or shares of our common stock. In the event that leases or subleases covering the full 3,900 towers are transferred to us, the maximum amount potentially payable by us to satisfy the adjustment payment is approximately $139.8 million in cash or 10.8 million shares.

     We have agreed with SBC that the sublease of the sites will be consummated in a series of closings with the last closing in the first quarter of 2002. We expect each closing to include approximately 250 sites with the first in the fourth quarter of 2000.

     If any one of the closings contemplated by the SBC tower transaction is not consummated due to our failure to satisfy certain conditions or due to certain specified defaults by us, and after the initial closing only if it would have a substantial likelihood of preventing a closing, then, in addition to any other remedies SBC may have at equity or law, SBC will have the right:

      -- to require us to pay to SBC a termination fee of 4% of the aggregate amount of lease payments that would be payable to SBC under the sublease;

      --   to terminate all agreements with us; and

      --   at SBC's option, to rescind all prior closings.

     If SBC elects to rescind the prior closings, payment of the termination fee will be made by netting it against the amounts previously paid to SBC at all prior closings, and SBC will return to us any amount in excess of the termination fee.

     SITE MARKETING AGREEMENT

     Under the site marketing agreement, we will be allowed to co-locate new tenants on the 3,900 communications towers before we sublease them. We will be entitled to receive 20% of the third-party rentals received as a result of any co-location of a third-party by us until the time that we sublease the site and 100% of such third-party rentals thereafter. In the event that we do not consummate the closing of the sublease for the site, we will be entitled to receive 20% of the third-party rental for the applicable term of the third-party co-location agreement.

     LEASE AND SUBLEASE AGREEMENT

     Under the terms of the sublease, SBC will lease or sublease to us the land, tower and improvements at each site, other than certain space reserved by it for use in its telecommunications business, and subject to the rights of third parties under existing subleases and co-location agreements.

     We will remit to SBC, at the commencement of the lease with respect to each site, all lease payments due for the subleased property as described in the agreement to sublease and may also pay additional amounts for certain alterations to the subleased property made by SBC at our request.

     We will be entitled to use the subleased property at each site for operating, managing, maintaining and marketing the tower and improvements at the site, including the leasing of space to co-location tenants. SBC has agreed to initially pay us a monthly fee per tower for its reserved space of $1,400 per site, subject to an annual increase of the lesser of 5% and changes in the consumer price index plus 4%. After 10 years, the monthly fee for a site will be reset to 90% of the agreed upon market rate if it is then above that market rate. After the tenth anniversary of the applicable site commencement date, the monthly fee is subject to an annual

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increase based on changes in the consumer price index or, in the case of sites as to which the monthly fee has been reset to 90% of the market rate, based on the then current market rate of increase for comparable properties.

     We have agreed to pay directly to the applicable ground lessor the ground rent relating to each site that is leased by us from SBC. In addition, we have agreed to sublease, on commercially reasonable terms, available space on the towers to parties who have existing co-location agreements with SBC, and we will receive all rents and other economic benefits from those subleases.

     The average term of the sublease for all sites is approximately 27 years, assuming renewals or extensions of the underlying ground leases for the sites. SBC will be obligated to exercise all renewal options contained in the ground leases of the sites, subject to certain limited exceptions. We will be responsible for negotiating and obtaining ground lease extensions or renewals which are not provided for in the ground leases.

     Under the sublease, SBC will have reserved space at each site. The reserved space will generally consist of the portion of the site, including space on the tower, in use by SBC on the date the site becomes subject to the sublease. Although SBC will have the right, without increasing the related leaseback charge, to expand the reserved space on up to 300 towers by utilizing up to an additional 15% of the total tower loading on the applicable tower for new or additional communications equipment, in no event may the SBC equipment, both new and existing, occupy more than two platforms on any of those towers. SBC will also have the right to expand the reserved space on towers in excess of 300 towers so long as SBC pays us an additional monthly charge of $100 per additional antenna, or the space equivalent of one additional antenna, not to exceed $1,600 per month in the aggregate per additional platform. If SBC locates any additional equipment, except for microwave dishes and related equipment, on a platform that is not already occupied by SBC's communications equipment, SBC's additional monthly charge for that additional platform is not to be less than $1,200. The additional charge incurred as a result of SBC's expansion of its communication equipment on towers beyond 300 towers will increase 5% per year until 10 years after the applicable site became subject to the sublease, and will increase thereafter in the same manner as the basic monthly fees payable by SBC.

     Subject to certain conditions described in the sublease, SBC will also have the right to substitute other available space on the tower for the reserved space, and a right of first refusal as to available space which we intend to sublease to a third-party. For the first 300 times SBC exercises its right of first refusal, SBC will be required to pay us rent for the applicable space equal to the lesser of the rent that would have been charged to the proposed third-party and a rent that is proportional to the monthly fee under the sublease. After the first 300 times that SBC exercises its right of first refusal, SBC will be required to pay us rent for the applicable space equal to the rent that would have been charged to the third-party.

     On the tenth anniversary of the commencement date of the sublease with respect to a site, and thereafter on each fifth-year anniversary of the tenth anniversary date, SBC will have the right, subject to certain notice requirements, to withdraw from the reserved space at such site. In that case, SBC's rights with respect to the withdrawn reserved space will terminate, SBC will no longer be responsible for the related monthly charges and the withdrawn reserved space will become part of our subleased property.

     We will have the option to purchase the sites subject to the sublease upon the expiration of the sublease as to those sites. The purchase price for each site will be a fixed amount to be stated in the sublease plus the fair market value of certain alterations made to the related tower by SBC. The aggregate purchase option price for all 3,900 towers has a value of approximately $251.5 million as of August 25, 2000 and will accrete at a rate of 10% per year to the applicable expiration of the sublease of a site. In the event that we purchase such sites, SBC shall have the right to continue to lease the reserved space for successive one year terms at a rent equal to the lesser of the agreed upon market rate and the then current monthly fee, which monthly fee shall be subject to an annual increase based on changes in the consumer price index.

     The sublease may be terminated by each party in the event of certain breaches by the other party, including failure to make required payments under the sublease in a timely manner, breaches of covenants in the sublease, breaches of representations and warranties, and insolvency. SBC may terminate the sublease as to a site following a breach and failure to cure relating to that site. SBC may terminate the entire sublease

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upon the occurrence of unwaived defaults by us in respect of more than 50 sites during any consecutive five-year period. Holders of collateral assignments, mortgages and similar security instruments encumbering our interest under the sublease will have rights to cure our defaults and may, under certain circumstances, replace us as a party under the sublease.

     We may terminate the sublease as to a site following a breach and failure to cure by SBC relating to that site. We may terminate the entire sublease upon the insolvency of SBC. Upon a termination by us, SBC is obligated to refund to us the portion of our prepaid rent allocable to the applicable site for the period after the effective date of the termination.

     The sublease contains restrictions on our ability to transfer our interest in the subleased sites. SBC has the right to transfer its interest in the sites on a site-by-site basis in connection with a sale or transfer of all or a portion of SBC's wireless business and is entitled, under certain circumstances, to be released of its obligations with respect to a transferred site.

     Subject to certain conditions and exceptions described in the sublease, we have agreed to indemnify SBC in the event that as a result of certain actions or failures by us, SBC is unable to claim or obtain certain federal income tax depreciation deductions and interest deductions arising from the characterization of our lease payments to SBC as a loan, or is required to include any unanticipated item in income. Additionally, subject to certain exceptions, we have agreed to indemnify SBC from and against any taxes and related charges, other than income taxes, imposed with respect to the subleased property and certain actions relating thereto.

     The sublease by its terms is subordinate to existing and future mortgages on the subleased property. However, this subordination is conditioned on the delivery by the mortgagee of a non-disturbance, subordination and attornment agreement which provides that the mortgagee will recognize our rights under the sublease, including our purchase option, and that in the event of a foreclosure of a mortgage, mortgagee will not disturb our possession of the subleased property so long as no event of default has occurred and is continuing under the sublease.

     BUILD-TO-SUIT AGREEMENT

     Under the build-to-suit agreement, we will be given the exclusive right, and will be obligated, to develop and construct all new wireless communications towers which SBC and certain of its affiliates elect to have constructed in the United States, Puerto Rico and the U.S. Virgin Islands, other than sites subject to certain existing build-to-suit agreements and certain sites currently under development. The term of the build-to-suit agreement is five years, subject to extension under certain circumstances more fully described below. SBC also has the right to engage us to develop and construct up to a maximum of 100 additional towers for affiliates of SBC that are not party to the build-to-suit agreement. We have the right, in lieu of constructing a new tower within any search area identified by SBC, to propose that SBC co-locate its communications equipment on an existing tower owned, operated or leased by us. SBC may reject any proposed co-location if it reasonably believes the proposed tower or site does not meet certain minimum requirements or if there are alternative locations in the area available to SBC on better economic terms. We have the non-exclusive right to offer co-location services to SBC for fees to be agreed upon by us and SBC.

     Upon completion of a tower or SBC's acceptance of an existing tower, space on the tower will be leased by us to SBC under a master lease covering all of SBC's space on towers which are subject to the build-to-suit agreement. Under the build-to-suit sublease, SBC will pay rent of $1,400 per month per site, subject to an annual adjustment based on changes in the consumer price index. The term of the build-to-suit sublease will be 32 years. The space to be leased will be sufficient to accommodate up to 12 antennas conforming to certain specifications described in the build-to-suit agreement, as well as a microwave dish at a location specified in the build-to-suit agreement. After the tenth anniversary of the commencement date of the build-to-suit sublease with respect to any site, SBC will have the right, subject to certain notice requirements, to withdraw from such site. SBC will have the right to terminate the build-to-suit sublease as to a site in the event of a default by us, in our capacity as lessor, that is not cured within a specified period and under certain other circumstances.

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     SBC will have the right under the build-to-suit agreement, in lieu of having us construct one or more towers, to acquire, develop and construct its own sites and towers in accordance with the standards applicable to the performance of our development obligations. SBC will be required to sell such sites and towers to us at a price calculated in accordance with a cost schedule to be attached to the build-to-suit agreement.

     SBC may cause towers that are being developed under the build-to-suit agreement to be substituted for towers that are excluded from the agreement to sublease. All of the substitute towers will be leased by SBC to us under the sublease described in the "Lease and Sublease Agreement" section of this report. In the case of any such tower constructed by us, SBC will acquire the tower from us at our cost plus our customary profit margin.

     The term of the build-to-suit agreement will be five years, plus any additional time as is required for the completion of a number of towers equal to the number of towers that have become substitute towers under the agreement to sublease.

     SBC will have the right to liquidated damages of $7,500 per month, not to exceed $15,000 in the aggregate, for any site that has not been substantially completed in accordance with the construction schedule provided for in the build-to-suit agreement.

     We may terminate the build-to-suit agreement in the event of a bankruptcy or other insolvency event relating to SBC. SBC may terminate the build-to-suit agreement with respect to a site in the event of certain defaults by us with respect to such site or the assessment of liquidated damages in excess of $15,000 for failure to substantially complete such site in accordance with the prescribed construction schedule. SBC may terminate the entire build-to-suit agreement in the event of a bankruptcy or other insolvency event relating to us, the assessment of liquidated damages in excess of $0.2 million in any twelve-month period and the occurrence of unwaived defaults with respect to 10% or more of the proposed tower sites accepted by SBC during any twelve-month period.

AMENDED CREDIT FACILITY

     SpectraSite Communications, Inc., a wholly owned subsidiary of SpectraSite Holdings, entered into a $500.0 million credit facility in connection with the Nextel tower acquisition. SpectraSite Communications has borrowed $200.0 million under that facility. In connection with the SBC tower transaction, SpectraSite Communications received a commitment from Canadian Imperial Bank of Commerce and CIBC World Markets Corp. to provide approximately $1.2 billion pursuant to an amended and restated credit facility. SpectraSite Communications anticipates that it will amend and restate its existing credit facility during the fourth quarter of 2000 or the first quarter of 2001, after the consummation of this offering and the initial closing of the SBC tower transaction. This offering is not conditioned upon the consummation of the amendment and restatement of the existing credit facility.

     The following is a summary of certain provisions of the amended credit facility. Since it is a summary, it does not purport to be complete and is subject to, and is qualified in its entirety by, the final terms of the amended credit facility. Those terms may differ from the provisions contained in the commitment letter and described in this summary. In addition, the commitment is subject to various conditions. There can be no assurance that SpectraSite Communications will be able to enter into a definitive amended and restated credit agreement implementing the terms and conditions of the commitment.

     SpectraSite Communications currently expects that the amended credit facility will consist of:

      -- a $350.0 million revolving credit facility, which would mature on June 30, 2007;

      -- a $500.0 million multiple draw term loan facility, which would be drawable at any time during the period of 18 months after the amended and restated credit facility is entered into, mature on June 30, 2007; and

      -- a $350.0 million term loan facility, which would mature on December 31, 2007.

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     SpectraSite Communications expects that it will be required to pay a commitment fee on the unused portion of the amended credit facility. The commitment fee would be between 1.0% and 0.5% of the unused portion, depending on the total amount of the facility outstanding.

     SpectraSite Communications expects that its obligations under the amended credit facility will be guaranteed by Holdings and secured by a pledge of the capital stock of SpectraSite Communications and of most of its subsidiaries and by liens and security interests in substantially all the tangible and intangible assets, other than certain real estate, of SpectraSite Communications and most of its subsidiaries.

     SpectraSite Communications may be required to prepay the credit facility in part upon the occurrence of certain events, such as a sale of assets, the incurrence of certain additional indebtedness and the generation of excess cash flow.

     We expect the amended credit facility will contain a number of covenants that, among other things, restrict the ability of Holdings, SpectraSite Communications and their subsidiaries to:

      --   incur additional indebtedness;

      --   create liens on assets;

      -- make investments, make acquisitions, or engage in mergers or consolidations;

      --   dispose of assets;

      --   enter into new lines of business;

      --   engage in certain transactions with affiliates; and

      --   pay dividends or make capital distributions.

We expect, however, that SpectraSite Communications will be permitted to pay dividends for the purpose of paying cash interest when due on the 2008 notes, the 2009 notes, the 2010 notes and the new notes so long as no default under the credit facility then exists or would exist after giving effect to such payment.

     In addition, the amended credit facility will require compliance with certain financial covenants, including requiring SpectraSite Communications and its subsidiaries, on a consolidated basis, to maintain:

      --   a maximum ratio or total debt to annualized EBITDA;

      --   a minimum interest coverage ratio; and

      --   a minimum fixed charge coverage ratio.

SpectraSite Communications does not expect that such covenants will materially impact its ability and the ability of its subsidiaries to operate their respective businesses.

     The amended credit facility will contain customary events of default.

TRIMARAN INVESTMENT

     The Trimaran group has agreed to purchase 4.0 million shares of common stock at a price of $18.75 per share, and will receive warrants to purchase an additional 1.5 million shares of common stock. The warrants will be exercisable immediately; the exercise price for 600,000 shares will be $21.56 per share, the exercise price for 450,000 shares will be $23.86 per share, and the exercise price for the remaining 450,000 shares will be $28.00 per share. We anticipate the warrants will contain standard anti-dilution protection, a cashless exercise right and an expiration date seven years after issuance. We will use the anticipated $75.0 million of proceeds from this investment to partially fund the initial closing of the SBC tower transaction and for general corporate purposes. This transaction is subject to certain conditions, including the negotiation of definitive documentation, and, although we cannot assure you when it will be completed, we anticipate consummating this transaction on or about November 20, 2000.

     The following is a summary of certain provisions of the Trimaran group commitment letter. Since it is a summary, it does not purport to be complete and is subject to, and is qualified in its entirety by, the definitive

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documents. Those terms may differ from the provisions contained in the commitment letter and described in this summary. In addition, the commitment is subject to various conditions.

     The Trimaran group will agree not to sell, transfer or otherwise dispose of the common stock it acquires for the 90-day period following issuance. We have agreed to file and maintain a resale registration statement for the shares of common stock issued to the Trimaran group and for the shares underlying the warrants. In addition, the Trimaran group will have the right to one demand registration.

     The requisite stockholders party to our stockholders' agreement are expected to approve an amendment to that agreement to provide that so long as the Trimaran group and Canadian Imperial Bank of Commerce and their respective affiliates own collectively 5% or more of SpectraSite's outstanding stock, Caravelle Investment Fund, L.L.C. and affiliates of Canadian Imperial Bank of Commerce will have the right to designate a representative to attend the meetings of SpectraSite's board of directors as an observer.

DIRECTOR RESIGNATION

     Andrew R. Heyer, a member of SpectraSite's board of directors since April 1999, resigned from the board effective November 15, 2000. Mr. Heyer did not express any disagreement with SpectraSite on any matter relating to SpectraSite's operations, policies or practices in connection with his resignation.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

  (a) Financial statements of business acquired.

        None.

  (b) Pro forma financial information.

        None.

  (c) Exhibits.

        10.1 Agreement to Sublease, dated as of August 25, 2000, by and among SBC Wireless, Inc., for itself and on behalf of the Sublessor Entities, SpectraSite Holdings, Inc. and Southern Towers, Inc. (incorporated by reference to exhibit no. 10.1 of SpectraSite's report on Form 8-K dated August 25, 2000 and filed August 31,
             2000).

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          SPECTRASITE HOLDINGS, INC.

                                          By:      /s/ DAVID P. TOMICK
                                            ------------------------------------
                                                      David P. Tomick
                                                Executive Vice President and
                                                  Chief Financial Officer

Dated: November 16, 2000